Exhibit 99.1

NEWS RELEASE

Media Contact:	Investor Contact:
Shannon Lapierre	Rick Costello
860-547-5624	860-547-8480
Shannon.Lapierre@thehartford.com	Richard.Costello@thehartford.com

JR Reilly
860-547-9140
JR.Reilly@thehartford.com
The Hartford Prices Common and Depositary Share Offerings
HARTFORD, Conn., March 17, 2010 — The Hartford Financial Services Group, Inc. (NYSE: HIG) today announced that it has priced an offering of 52.253 million shares of its common stock at a price of $27.75 per share. In addition, The Hartford announced it has priced a concurrent offering of 20 million depositary shares, each representing a 1/40th interest in The Hartford’s 7.25% Mandatory Convertible Preferred Stock, Series F at a price of $25 per depositary share.
The underwriters for the respective offerings will have a 30-day option to purchase up to an additional 15 percent of the original issuance amount, or approximately 8 million shares, of common stock and up to an additional 3 million depositary shares, in each case at the public offering price less the underwriting discount. The closing is expected to occur on or about March 22, 2010.
The Hartford plans to use the net proceeds of the offerings, together with proceeds from a planned debt offering and available funds to repurchase in full the $3.4 billion of The Hartford’s preferred shares issued to the U.S. Treasury Department under Treasury’s Capital Purchase Program once it has received approval to do so. Following the repurchase, the U.S. Treasury Department will continue to hold a warrant to purchase approximately 52 million shares of The Hartford’s common stock at an exercise price of $9.79 per share, subject to adjustment. The Hartford does not intend to repurchase the warrant.

About The Offering
Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are acting as joint bookrunning managers for the offerings of common stock and depositary shares, each representing a 1/40th interest in a share of 7.25% Mandatory Convertible Preferred Stock, Series F.
The proposed offerings will be made only by means of a prospectus and related prospectus supplement, which may be obtained by visiting the SEC’s website at www.sec.gov or by contacting Goldman, Sachs & Co., Attention: Prospectus Department, 85 Broad Street, New York, NY 10004, telephone: 866-471-2526, fax: 212-902-9316, email: Prospectus-ny@ny.email.gs.com or by contacting J.P. Morgan Securities Inc. via Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717,1-866-803-9204.
About The Hartford
Celebrating nearly 200 years, The Hartford (NYSE: HIG) is an insurance-based financial services company that serves households, businesses and employees by helping to protect their assets and income from risks, and by managing wealth and retirement needs. A Fortune 500 company, The Hartford is recognized widely for its service expertise and as one of the world’s most ethical companies.
HIG-F
This news release shall not constitute an offer to sell or a solicitation to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our Annual Report for fiscal year 2009 on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.